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PRICING SUPPLEMENT NO. 7                                                                                   Rule 424(b)(2)
TRADE DATES:  July 31, 1997                                                                     Registration No. 333-1709
(To Prospectus Supplement dated April 18, 1997                                                        Cusip No. 00786WAG4
including the Prospectus dated March 20, 1996)
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                                                   AEROQUIP-VICKERS, INC.
                                                     MEDIUM-TERM NOTES

                                       Due More Than Nine Months from Date of Issue


Floating Rate Note (  )                                        6.75% Fixed Rate Note (X)

Principal Amount:                       $25,000,000            Issue Price:  $25,000,000 or 100%
Original Issue Date:                    August 5, 1997         Specified Currency:  USD
Interest Accrual Date:                  30/360 basis           Maturity Date:  August 6, 2007

Redemption Date(s):                     N/A                    New                   Notice of
Redemption Price(s):                    N/A                    Maturity              Renewal
Authorized Denominations (if other than                        Date(s):              Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                          Interest Payment Period:  Semi-Annual
in U.S. Dollars):                       N/A

Repayment Date(s):                                             Interest Payment Dates: May 1 and Nov. 1
Repayment Price(s):                                               Commencing Nov. 1, 1997
Total Amount of OID:                    N/A
Yield to Maturity:                      N/A                    Global Security:      (X) Yes  (  ) No
Initial Accrual Period OID:  N/A                               Exchange Rate Agent:                 N/A
Method Used to Determine Historical Exchange Rate:   N/A
Yield to Maturity and Initial
Accrual Period OID:                     N/A

(Only applicable to Floating Rate Notes):                      Spread (plus or minus):              N/A
  Initial Interest Rate:                N/A                    Spread Multiplier:                   N/A
  Index Maturity:                       N/A                    Maximum Interest Rate:               N/A
  Base Rate(s):                         N/A                    Minimum Interest Rate:               N/A
    If LIBOR, Designated LIBOR Page: N/A                       Calculation Rate Agent:              N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                                     Name of Agent: Morgan Stanley & Co. ($12.5M)
                                                                  JP Morgan & Co. ($12.5M)

Index Currency:  U.S. Dollars                                  Agents' Aggregate Discount or Commission:
Interest Reset Period:                  N/A                       $156,250.00
Interest Reset Dates:                   N/A                    Net Proceeds to Co.: $24,843,750.00

( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or ( ) _____% of Principal Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount; (  ) a fixed initial public offering price of ___% of the principal amount; or (  ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:


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